Exhibit 2.2

THRC Holdings, LP

17018 IH 20

Cisco, Texas 76437

March 1, 2022

Attn:	FTS International, Inc.; ProFrac Holdings, LLC; ProFrac Acquisitions, Inc.

Re:	Amendment No. 1 to Merger Agreement

Dear Sirs:

Reference is made to (i) the Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of October 21, 2021, among FTS International, Inc., a Delaware corporation (the “Company”), ProFrac Holdings, LLC, a Texas limited liability company (“Parent”), and ProFrac Acquisitions, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), which provides, among other things, for the Merger of Merger Sub with and into the Company, with the Company surviving as a subsidiary of Parent (the “Merger”) and (ii) proposed Amendment No. 1 to Agreement and Plan of Merger, dated as of March 1, 2022, among the Company, Parent and Merger Sub (the “First Amendment”) which would amend the Original Merger Agreement to provide, among other things, for the shares of Class A common stock, par value $0.01, and Class B Common Stock, par value $0.01 (together, the “Shares”), of the Company held by THRC Holdings, LP (“THRC”) to remain outstanding following the effective time of the Merger (the “Effective Time”) rather than being converted into the right to receive $26.52 per Share in cash (the “Merger Consideration”).

THRC acknowledges and agrees that (i) it has read and understands the contents of the First Amendment, (ii) the First Amendment provides that the Shares owned by THRC immediately prior to the Effective Time will remain outstanding and will not be converted into the right to receive the Merger Consideration. THRC hereby consents to the terms of the First Amendment and (iii) the First Amendment may be terminated by the Company at any time prior to the Effective Time.

THRC hereby represents and warrants that: (a) it has the requisite capacity and authority to execute and deliver this letter agreement; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary action by its board of directors, stockholders, managers, members, partners, trustees, beneficiaries or other applicable governing bodies, and no other proceedings or actions on the part of it are necessary therefor; and (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable against it in accordance with its terms.

Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each party hereto.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom) (the “Chosen Courts”), and each of the parties hereto hereby irrevocably consents to the jurisdiction of the Chosen Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court.

The provisions of this letter agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This letter agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Rest of Page Left Intentionally Blank]

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Best regards,

THRC HOLDINGS, LP
By:	THRC Management, LLC, its General Partner

By:	/s/ Dan Wilks

Name: Dan Wilks
Title: Manager

Acknowledged and agreed as of the date first above written:

PROFRAC HOLDINGS, LLC

By:	/s/ Robert J. Willette
Name: Robert J. Willette
Title: Chief Legal Officer

FTS INTERNATIONAL, INC.

By:	/s/ Eugene Davis
Name: Eugene Davis
Title: Chairman of the Board of Directors

PROFRAC ACQUISITIONS, INC.

By:	/s/ Matthew D. Wilks
Name: Matthew D. Wilks
Title: Director